UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 2, 2006

New Horizons Worldwide, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-17840	22-2941704
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1900 S. State College Blvd., Suite 200, Anaheim, California		92806
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(714) 940-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

Bresnan Agreement
On February 7, 2006, New Horizons Worldwide, Inc. (the "Company") entered into an agreement with Thomas J. Bresnan, the Company's President and Chief Executive Officer (the "Bresnan Agreement"). The Bresnan Agreement sets forth the terms pursuant to which Mr. Bresnan will lead the Company through a transition period during which a search for a new President and Chief Executive Officer will be undertaken by the Board of Directors of the Company (the "Board").

Employment
The Bresnan Agreement provides that Mr. Bresnan's employment with the Company will continue through the earlier of (i) July 31, 2006 or (ii) the date Mr. Bresnan and the Company mutually agree that Mr. Bresnan's services to the Company will terminate (the "Separation Date"). Through the Separation Date, Mr. Bresnan will continue to perform his duties as President and Chief Executive Officer and to devote his full time and best efforts to the business of the Company.

Severance
The Bresnan Agreement provides for the following terms after the Separation Date: one year's annual base salary as currently in effect payable pursuant to the Company's normal payroll practices; continued healthcare coverage for a period of 12 months from the Separation Date or such shorter period that may occur if Mr. Bresnan becomes insured elsewhere; loan forgiveness in an amount up to $300,000 in the event that the Company achieves certain objectives with the active participation and assistance of Mr. Bresnan; extension of the period for the exercise of vested options to the shorter of (i) 15 months from the Separation Date or (ii) the expiration of the term of such options; and on the Separation Date and upon Mr. Bresnan's execution of a general release of claims, immediate vesting of the options to purchase 75,000 shares of common stock of the Company granted to Mr. Bresnan as of January 13, 2006 and extension of the exercise period to 15 months from the Separation Date.

Confidentiality; Non-Solicitation; Non-Interference
Mr. Bresnan has also agreed to be subject to confidentiality, non-solicitation and non-interference provisions as set forth in the Bresnan Agreement.

Caporale Agreement
On February 6, 2006, the Company entered into an agreement with Charles Caporale, which sets forth the principal terms of Mr. Caporale's employment as Senior Vice President and Chief Financial Officer of the Company (the "Caporale Agreement"). The Caporale Agreement provides for an annual base salary of $215,000; a 2006 bonus program targeted to pay $100,000 on an annual basis for achievement of a combination of audit completion and Company earnings before income taxes; options to purchase 50,000 shares of common stock of the Company which will vest fully after 12 months and be exercisable for six years; and, in the event Mr. Caporale is terminated without cause, severance through February 6, 2007 or six months, whichever is greater, based on the annual salary of $215,000. In the event of such termination the options to purchase 50,000 shares of common stock of the Company referenced above will immediately vest. Termination for cause includes termination for performance reasons or activities surrounding unethical misconduct.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 8, 2006, the Board announced that the Company entered into an agreement with Mr. Bresnan (as described in Item 1.01 above), which provides that Mr. Bresnan will lead the Company through a transition period during which a search for a new President and Chief Executive Officer will be undertaken by the Board.

On February 8, 2006, the Board of Directors also announced the appointment of Charles Caporale as Senior Vice President and Chief Financial Officer. Mr. Caporale, age 55, has served as a consultant to the Company since November 2005, and from October 2004 to March 2005 served as interim Chief Financial Officer of the Company. Mr. Caporale has been self-employed as a consultant since 2003. From 2000 to October 2003, Mr. Caporale served as Chief Financial Officer and Vice President of Women First HealthCare Inc., a publicly traded specialty pharmaceutical company.

Mr. Caporale will replace Jeffrey S. Cartwright, who on February 2, 2006 informed the Company that he was resigning as Senior Vice President and Chief Financial Officer of the Company effective February 16, 2006 to take a position with another company. Mr. Cartwright joined the Company in February 2005 as the Company's Senior Vice President and Chief Financial Officer. Mr. Cartwright's resignation did not involve a disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Item 9.01 Financial Statements and Exhibits.

(d)
Exhibit Number Description
10.1 Agreement dated as of February 7, 2006 between Thomas J. Bresnan and New Horizons Worldwide, Inc.
10.2 Offer Letter to Charles Caporale dated February 6, 2006.
99.1 Press release of New Horizons Worldwide, Inc. dated February 8, 2006.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Horizons Worldwide, Inc.

February 8, 2006	By:	/s/ Thomas J. Bresnan

Name: Thomas J. Bresnan
Title: President and Chief Executive Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Agreement dated as of February 7, 2006 between Thomas J. Bresnan and New Horizions Worldwide, Inc.
10.2	Offer Letter to Charles Caporale dated February 6, 2006.
99.1	Press Release of New Horizons Worldwide, Inc. dated February 8, 2006.